EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of Kaiser Aluminum Corporation of our report dated March 18, 2021 relating to the combined financial statements of the Alcoa Warrick Rolling Mill, included in the Current Report on Form 8-K/A of Kaiser Aluminum Corporation dated May 7, 2021.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Pittsburgh, Pennsylvania

June 3, 2021